Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RSI Systems Inc.:

We consent to incorporation by reference in the registration statement (Commission File number 33-95912) on Form S-8 of RSI Systems, Inc. of our report dated September 30, 1996, relating to the consolidated balance sheets of RSI Systems, Inc. and subsidiary as of June 30, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and the period from December 31, 1993 (inception) through June 30, 1994, which report appears in the June 30,1996 annual report on Form 10-KSB of RSI Systems, Inc.


/s/ KPMG Peat Marwick LLP
Minneapolis, Minnesota
October 15, 1996